Subject to Commitment Committee Approval

September 27, 2005

Ms. Terri Wonderly
Chief Executive Officer
Online Processing, Inc.
750 East I-30, Suite 100
Rockwall, Texas 75087
Dear Ms. Wonderly:

This letter confirms that Online Processing, Inc. (the “Company”) has decided to engage Chardan Capital Markets, LLC (“Chardan”) and Maxim Group LLC (“Maxim”) (Chardan and Maxim collectively “Chardan and Maxim”) as exclusive placement agents in connection with the proposed offering (“Offering”) of securities (“Securities”) of the Company. The approximate gross proceeds from the Offering will be up to $12,000,000. The terms of the Securities and the gross proceeds of such Offering will be substantially set forth in a purchase agreement (“Purchase Agreement”) to be negotiated between Maxim and the Company, which Purchase Agreement shall contain customary representations, warrants, agreements and covenants.

1.	Appointment.

(a)
Subject to the terms and conditions of this Agreement, the Company hereby retains Chardan and Maxim, and Chardan and Maxim hereby agree to act, as the Company’s exclusive placement agents in connection with the Offering. As placement agents for the Offering, Chardan and Maxim will advise and assist the Company in identifying one or more investors (“Investors”) in the Offering. The Company acknowledges and agrees that Chardan and Maxim will proceed as indicated in the Memorandum of Understanding signed by all parties attached to this Agreement as Exhibit A.

(b)
During the Term of this Agreement (as such term is hereinafter defined), neither the Company nor any of its subsidiaries will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer (“Investment Proposal”) from any person or entity relating to any issuance of the Company’s or any of its subsidiaries’ equity securities (including debt securities with any equity feature) or participate in any discussions regarding an Investment Proposal. The term “Investment Proposal” shall not include (i) any investment in the equity securities of any other entity, (ii) any commercial loans to the Company, and (iii) any transaction or agreement with one or more persons, firms or entities designated as a “strategic partner” of the Company, as determined in good faith by the Board of Directors of the Company, provided that each such person, firm or entity is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. The Company will immediately cease all contacts, discussions and negotiations with third parties regarding any Investment Proposal.

2.
Information. In connection with Chardan and Maxim’s activities hereunder, the Company will cooperate with Chardan and Maxim and furnish, upon request, all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Chardan and Maxim deem appropriate and will provide Chardan and Maxim with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to the Advisors that all Information made available to Chardan and Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Chardan and Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Chardan and Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) do not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Chardan and Maxim pursuant to this Agreement may not be disclosed publicly without Chardan and Maxim’s prior written consent. Chardan and Maxim hereby acknowledge that certain of the Information received by Chardan and Maxim may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Chardan and Maxim as confidential. Chardan and Maxim agree that they will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved. The term "confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the undersigned or its Representatives in violation of this Agreement, (ii) was or becomes available to the undersigned on a non-confidential basis from a source other than the Company or its Representatives provided that such source is not known to you to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to the undersigned by a contractual, legal or fiduciary obligation or (iii) was within the undersigned's possession prior to its being furnished by or on behalf of the Company.

3.	Representations and Warranties of the Company. The Company represents and warrants to Chardan and Maxim, as follows:

(a)
Securities Law Compliance. The offer, offer for sale, and sale of the Securities have not been registered with the United States Securities and Exchange Commission (the “SEC”). The Securities are to be offered, offered for sale and sold in reliance upon the exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”). The Company will use its best efforts to conduct the Offering in compliance with the requirements of Regulation D of the General Rules and Regulations under the 1933 Act, and the Company will file all appropriate notices of offering with the SEC. The Company has prepared the Offering documents. The Offering documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the completion of the Offering or other termination of this Agreement any event shall occur as a result of which it might become necessary to amend or supplement the Offering documents so that they do not include any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, the Company will promptly notify Chardan and Maxim and will supply Chardan and Maxim with amendments or supplements correcting such statement or omission. The Company will also provide to Chardan and Maxim for delivery to all offerees and purchasers and their representatives, if any, any information, documents and instruments which Chardan and Maxim deem reasonably necessary to comply with applicable state and federal law.

(b)
Authorization of Agreement, Etc. This Agreement has been duly and validly authorized, executed and delivered by the Company and the execution, delivery and performance by the Company of this Agreement, the Purchase Agreement and any other documents to be executed by the Company in connection with the Offering have been duly authorized by all requisite corporate action by the Company and when delivered, constitute or will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable laws regarding insolvency and to principles of equity.

(c)
Right of First Refusal. Except for the right of first refusal granted to Chardan and Maxim herein, no person, firm or other business entity is a party to any agreement, contract or understanding, written or oral entitling such party to a right of first refusal with respect to offerings by the Company.

(d)
Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Nevada and has all requisite corporate power and authority to own and lease its properties, to carry on its business as currently conducted and as described in the Offering documents, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement, as appropriate, and is duly licensed or qualified to do business as a foreign corporation in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties requires it to be so qualified, except where the failure to be so licensed or qualified would not, in the aggregate, have a material adverse effect on the business or financial condition of the Company (a “Material Adverse Effect”).

(e)
Capitalization. The authorized, issued and outstanding capital stock of the Company prior to the consummation of the transactions contemplated hereby is as set forth in Schedule 3(e) to this Agreement. All issued and outstanding shares of the Company are validly issued, fully paid and nonassessable and such shares have not been issued in violation of the preemptive rights of any stockholder of the Company. All prior sales of securities of the Company were either registered under the 1933 Act and applicable state securities laws or exempt from such registration, and no security holder has any rescission rights with respect thereto.

(f)
Warrants, Preemptive Rights, Etc. Except as set forth in or contemplated by Schedule 3(f) to this Agreement or the SEC Filings (as defined herein), there are not, nor will there be immediately after the consummation of the Offering any outstanding warrants, options, agreements, convertible securities, preemptive rights to subscribe for or other commitments pursuant to which the Company is, or may become, obligated to issue any shares of its capital stock or other securities of the Company and the Offering will not cause any anti dilution adjustments to such securities or commitments except as set forth in Schedule 3(d) to this Agreement.

(g)
Subsidiaries and Investments. Other than as set forth in Schedule3(g) to this Agreement or the SEC Filings (as defined herein), the Company has no subsidiaries and the Company does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interests in any other corporation, association, trust, partnership, joint venture or other entity.

(h)
Financial Statements. The financial information contained in the Offering Documents will be accurate in all material respects. The financial statements attached to the Offering Documents are hereinafter referred to collectively as the “Financial Statements.” The Financial Statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) consistently applied and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon and present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated; provided, however, that the Company is entitled to rely on the representations of Diguang International Holdings, Inc. that the financial information that they provided for inclusion in the Offering Documents are accurate in all material respects and have been prepared in conformity with GAAP consistently applied and shows all material liabilities, absolute or contingent of Diguang required to be recorded thereon and presents fairly the financial position and results of operations of Diguang as of the dates and for the periods indicated.

(i)
Absence of Changes. Other than as set forth in the Company’s filings under the Securities Exchange Act of 1934, as amended (“SEC Filings”), since the latest unaudited financial statements the Company has not incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any transaction not in the ordinary course of business, which is material to the business of the Company, and, except as set forth in Schedule 3(i) to this Agreement there has not been any change in the capital stock of, or any incurrence of long term debt by, the Company, or any issuance of options, warrants or other rights to purchase the capital stock of the Company, or any adverse change or any development involving, so far as the Company can now reasonably foresee, a prospective adverse change in the condition (financial or otherwise), net worth, results of operations, business, key personnel or properties which would be material to the business or financial condition of the Company, dividend or distribution of any kind declared, paid, or made in respect of the common shares. and the Company has not become a party to, and neither the business nor the property of the Company has become the subject of, any material litigation whether or not in the ordinary course of business.

(j)
Title. Except as set forth in the SEC Filings, the Company has good and marketable title to all properties and assets owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are not significant or important in relation to the Company’s business; all of the material leases and subleases under which the Company is the lessor or sublessor of properties or assets or under which the Company holds properties or assets as lessee or sublessee are in full force and effect, and the Company is not in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim has been asserted by anyone adverse to rights of the Company as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns or leases all such properties as are necessary to its operations as described in the Offering documents.

(k)
Litigation. Except as set forth in the SEC Filings or contemplated by Schedule 3(k) to this Agreement, there is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or, to the knowledge of the Company, threatened against the Company (or basis therefor known to the Company), the adverse outcome of which would have a Material Adverse Effect. The Company is not subject to any judgment, order, writ, injunction or decree of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which have a Material Adverse Effect.

(l)
Non Defaults; Non Contravention. Except as set forth in the SEC Filings or contemplated by Schedule 3(l) to this Agreement, the Company is not in violation of or default under, nor will the execution and delivery of this Agreement or any of the Offering documents, or consummation of the transactions contemplated herein or therein result in a violation of or constitute a default in the performance or observance of any obligation under: (i) its Certificate of Incorporation, or its By laws; or (ii) any indenture, mortgage, contract, material purchase order or other agreement or instrument to which the Company is a party or by which it or its property is bound, where such violation or default would have a Material Adverse Effect; or (iii) any material order, writ, injunction or decree of any court of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such violation or default would have a Material Adverse Effect, and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, which in either case would have a Material Adverse Effect.

(m)
Compliance With Laws; Licenses, Etc. Except as set forth in the SEC Filings or contemplated by Schedule 3(m) to this Agreement, the Company has not received notice of any violation of or noncompliance with any Federal, state, local or foreign, laws, ordinances, regulations and orders applicable to its business which has not been cured, the violation of, or noncompliance with which, would have a Material Adverse Effect. The Company has all material licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, “Licenses”) required by every Federal, state and local government or regulatory body for the operation of its business as currently conducted and the use of its properties, except where the failure to be licensed or possess a permit would not have a Material Adverse Effect. The Licenses are in full force and effect and to the Company’s knowledge no violations currently exist in respect of any License and no proceeding is pending or threatened to revoke or limit any thereof.

(n)
Authorization of Agreement, Etc. This Agreement has been duly and validly authorized, executed and delivered by the Company and the execution, delivery and performance by the Company of this Agreement, the Purchase Agreement and any other documents to be executed by the Company in connection with the Offering have been duly authorized by all requisite corporate action by the Company and when delivered, constitute or will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable laws regarding insolvency and to principles of equity.

(o)
Authorization of Securities. The issuance, sale and delivery of Securities have been duly authorized by all requisite corporate action of the Company. When so issued, sold and delivered in accordance with the Offering documents for the consideration set forth therein, the Securities will be duly executed, issued and delivered and will constitute valid and legal obligations of the Company enforceable in accordance with their respective terms and, in each case, will not be subject to preemptive or any other similar rights of the stockholders of the Company or others which rights shall not have been waived prior to the closing of the Offering.

(p)
Exemption from Registration. Assuming (i) the accuracy of the information provided by the respective purchasers in the Purchase Agreement and (ii) that Chardan and Maxim have complied in all material respects with the provisions of Regulation D promulgated under the 1933 Act, the offer and sale of the Securities pursuant to the terms of this Agreement are exempt from the registration requirements of the 1933 Act and the rules and regulations promulgated thereunder. The Company is not disqualified from the exemption under Regulation D by virtue of the disqualifications contained in Rule 505(b)(2)(iii) or Rule 507 promulgated thereunder.

(q)
Registration Rights. Except as set forth in Schedule 3(q) hereto, no person has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company. The Company shall grant registration rights under the 1933 Act to the purchasers in the Offering and/or their transferees.

(r)
Brokers. Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement other than Chardan and Maxim.

(s)
Title to Securities. When certificates representing the Securities issued in connection with the Offering have been duly delivered to the purchasers participating in the Offering, and payment shall have been made therefor, the purchasers shall receive from the Company good and marketable title to such securities free and clear of all liens, encumbrances and claims whatsoever (with the exception of claims arising through the acts or omissions of the purchasers and except as arising from applicable Federal and state securities laws), and the Company shall have paid all taxes, if any, in respect of the original issuance thereof.

4.
Equity. As consideration for Chardan and Maxim entering into this agreement, the Company agrees to sell to Chardan and Maxim 243,000 shares of the Company’s common stock (assuming a 3-for-5 reverse stock split of the Company’s outstanding shares) at a cost of $0.001 per share upon the signing of this Agreement.

5.
Compensation. As consideration for Chardan and Maxim’s services pursuant to this Agreement, Chardan and Maxim shall be entitled to receive, and the Company agrees to pay Chardan and Maxim, the following compensation:

(a)
The Company shall pay to Chardan and Maxim a one-time fee equal to 8% of the total funds raised in the Offering (funds raised not to exceed $12,000,000). Additionally, the Company shall pay to Chardan and Maxim a monthly fee of $5,000 payable on the 1st day of each month commencing during the term of the Agreement. The fees earned by and paid to Chardan and Maxim by the Company in connection with future financings or transactions undertaken by the Company will be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements.

(b)
The Company and Chardan and Maxim acknowledge and agree that, in the course of performing services hereunder, Chardan and Maxim may introduce the Company to third parties who may be interested in providing financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a “Transaction”).

The Company agrees that if within eighteen (18) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was introduced by Chardan and Maxim or who was contacted by Chardan and Maxim in connection with its services for the Company hereunder proposes a Financing or any Transaction involving the Company and Chardan and Maxim are not engaged as the Company’s exclusive financial advisor, agent and/or investment banker in connection with such Financing or Transaction pursuant to Section 7 hereof, then, if any such Financing or Transaction is consummated, the Company shall pay to Chardan and Maxim fees which will be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements.

Such fees shall be payable to Chardan and Maxim in cash at the closing or closings of the Financing or Transaction to which it relates.

The amount of consideration paid in a Transaction shall include, for purposes of calculating such fee, all forms of consideration paid or received, directly or indirectly, by the Company and/or its stockholders in such Transaction, including, without limitation, cash, securities, notes or other evidences of indebtedness, assumption of liabilities (whether by operation of law or otherwise), or any combination thereof. If all or a portion of the consideration paid in the Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and Chardan and Maxim. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the Transaction, and/or if such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company and Chardan and Maxim. If the non-cash consideration paid in the Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Transaction or exists thereafter), the value thereof shall be the maximum liquidation value (without regard to accrued dividends) of the preferred stock or the principal amount of the debt securities, as the case may be.

Any amounts payable by a purchaser to the Company, any stockholder of the Company or an affiliate of either the Company or any stockholder of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement (or payable by the Company if the Company is the acquiring entity) shall be deemed to be part of the consideration paid in the Transaction. If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to Chardan and Maxim an additional cash fee, determined in accordance with this Section 5, as, when and if such contingency payments are received. However, in the event of an installment purchase at a fixed price and fixed time schedule, the Company agrees to pay Chardan and Maxim, upon consummation of such Transaction, an additional cash fee, determined in accordance with this Section 5 based upon the present value of such installment payments using a discount rate of 10%. If with respect to any non-cash consideration the Company and Chardan and Maxim are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and Chardan and Maxim (the fees and expenses of whom shall be borne equally by the Company and Chardan and Maxim).

6.
Expenses. In addition to payment to Chardan and Maxim of the compensation set forth in Section 6 hereof, the Company shall promptly upon the closing of the transaction reimburse Chardan and Maxim for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other verifiable out-of-pocket expenses) incurred by Chardan and Maxim in connection with its engagement hereunder. Chardan and Maxim will provide the Company invoices and copies of receipts related to the expenses and such expenses shall not exceed $98,000 without prior authorization of the Company.

7.
Indemnification. The Company agrees to indemnify Chardan and Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit B (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

8.
Future Rights. As additional consideration for its services hereunder and as an inducement to cause Chardan and Maxim to enter into this Agreement, if at any time during the term of this Agreement or within twenty-four (24) months from the effective date of the termination of this Agreement, the Company proposes to effect a public offering of its securities, Transaction or to engage an investment banking firm to provide any other services to the Company (other than during the term of this Agreement the services to be provided by Chardan and Maxim hereunder), the Company shall offer to retain Chardan and Maxim as manager of such offering, or as its exclusive advisor, agent and/or investment banker in connection with such public offering, Transaction or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. Such offer shall be made in writing in order to be effective. The Company shall not offer to retain any other investment banking firm in connection with any such public offering, Transaction or other matter on terms more favorable than those discussed with Chardan and Maxim without offering to retain Chardan and Maxim on such more favorable terms. Chardan and Maxim shall notify the Company within seven (7) days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Chardan and Maxim should decline such retention, the Company shall have no further obligations to Chardan and Maxim, except as specifically provided for herein.

9.
Other Activities. The Company acknowledges that Chardan and Maxim have been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Chardan and Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Chardan and Maxim or of any member, manager, officer, employee, agent or representative of Chardan and Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Chardan and Maxim to render services of any kind to any other corporation, firm, individual or association provided Chardan and Maxim shall fully disclose to the Company any such engagement, services, role or involvement with such other companies, that Chardan and Maxim deem to constitute a conflict of interest with the Company’s business. In the event that the Company shall reasonably determine that such circumstances constitute a conflict of interest, the Company shall be entitled to terminate this Agreement, whereupon the provisions of section 3 (b) above shall not apply in respect of any Transaction or Financing after termination of this Agreement. Chardan and Maxim may, but shall not be required to, present opportunities to the Company.

10.
Termination; Survival of Provisions. Unless otherwise provided for in this Agreement, the term of this Agreement is twenty-four (24) months (“Term”). Subject to Section 4, at the end of the Term, the Company shall pay and deliver to Chardan and Maxim all compensation earned. Notwithstanding anything expressed or implied herein to the contrary: (i) any Agency Agreement entered into between Chardan and Maxim and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5, 6 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 7, 8, 9, 10, 11 and 18 shall survive the termination of this Agreement.

11.
Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Chardan, to Chardan Capital Markets, LLC, 17 State Street, Suite 2575, New York, NY 10004 Attention: Kerry S. Propper, Chief Executive Officer, Fax No. (212) 785-1535, if to Maxim, to Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, Attention: Clifford A. Teller, Director of Investment Banking, Fax No. (212) 895-3783 and if to the Company, to the address, set forth on the first page of this Agreement. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

12.
Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. It is understood and agreed amongst the parties to this agreement that any and all disputes shall be mediated using the facilities of NASD Dispute Resolution, Inc. (“NASDR”). Both parties agree that they will submit their dispute to NASDR, and that the designated Director of Mediation (as that term is defined by section 10401 of the NASD Code of Arbitration) will select the mediator to mediate the dispute. The parties to this Agreement agree that they will equally share the costs of any mediation. It is further understood and agreed that the decision rendered by the mediator shall be final and binding. This agreement shall, at all times in all places, and in all proceedings, be interpreted under the laws of the state of New York, without regard to conflicts of law principles.

13.	Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

14.	Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

15.
Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Chardan and Maxim nor the Company shall assign any of their obligations hereunder without the prior written consent of the other party.

16.
No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Chardan and Maxim are not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Chardan and Maxim hereunder, all of which are hereby expressly waived.

17.
Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

18.
Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC	MAXIM GROUP LLC
By: /s/ Kerry S. Propper	By: /s/ Clifford A. Teller
Name: Kerry S. Propper Title: Chairman & Chief Executive Officer	Name: Clifford A. Teller Title: Director of Investment Banking

By: /s/ Anthony J. Sarkis
Name: Anthony J. Sarkis Title: Director of Investment Banking

Agreed to and accepted this 27th day of September 2005

ONLINE PROCESSING, INC.

By: /s/ Terri Wonderly
Name: Terri Wonderly Title: Chief Executive Officer

Exhibit A

Memorandum of Understanding

[Under Separate Cover]

Exhibit B

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

Online Processing, Inc. agrees to indemnify and hold harmless Chardan and Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Chardan and Maxim’s acting for the Company, including, without limitation, any act or omission by Chardan and Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Chardan and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Chardan and Maxim of their rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Chardan and Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Chardan and Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Chardan and Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Chardan and Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Chardan and Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

EXHIBIT C

INITIAL FINANCING TERM SHEET

The Company and Chardan and Maxim acknowledge that the following terms are preliminary in nature and are subject to further revision.

Structure - Common Stock and Warrants
GENERAL
Issuer:	Online Processing, Inc.
Placement Agents:	Chardan Capital Markets, LLC (“Chardan”) and Maxim Group LLC (“Maxim”)
Securities to be Issued:	Common Shares
Amount of Financing:	$12,000,000
Price:	$5.00
Use of Proceeds:	Working Capital
Closing:	The closing of the Offering (the “Closing”) is anticipated to occur on or before [Date].